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Exhibit 23(b)

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated November 22, 1999 (except for note E, as to which the date is December 3, 1999) accompanying the financial statements of Oxboro Medical, Inc. (formerly Oxboro Medical International, Inc.) included in the Annual Report on Form 10-KSB for the year ended September 30, 1999 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

                      /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 10, 2000

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS